Filed Pursuant to Rule 424(b)(3) and (c)
Registration Nos. 333-187928 and 333-218244
 PROSPECTUS SUPPLEMENT NO. 1
(To Reoffer Prospectus dated July 28, 2020)

TECOGEN INC.

Up to 2,313,009 shares of common stock

This prospectus supplement dated July 1, 2022, supplements and/or amends certain information included in the reoffer prospectus, dated July 28, 2020, filed by Tecogen Inc., a Delaware corporation (“Tecogen,” “we,” “our,” or “us”), with the Securities and Exchange Commission (“SEC”) on July 28, 2020, as part of Post-Effective Amendment No. 1 to the Registration Statements on Form S-8. The reoffer prospectus as supplement hereby relates to the resale of up to 2,313,009 shares (“shares”) of our common stock, $.001 par value per share (“common stock”), which may be reoffered and resold from time to time by certain selling shareholders as described under the caption “Selling Shareholders” in the reoffer prospectus as supplemented and amended hereby. The Selling shareholders consist of our current or former employees, directors, officers, and consultants who acquired, or will acquire, the shares of our common stock upon the vesting and exercise of incentive or non-qualified stock options, or upon the grant, vesting and/or exercise of certain awards of our common stock issued pursuant to either the American DG Energy Inc. 2005 Stock Incentive Plan (“2005 Plan”) or our 2006 Stock Incentive Plan, as amended (“2006 Plan”). The Selling shareholders are, or may be deemed to be, our “affiliates” and the shares to be reoffered or resold by the Selling shareholders are “control securities” under the Securities Act of 1933, as amended (“Securities Act”).

You should read this supplement in conjunction with the reoffer prospectus. Each Selling shareholder that sells shares pursuant to the reoffer prospectus as supplemented hereby and any broker or dealer through whom the shares may be resold may be deemed an “underwriter” within the meaning set forth in the Securities Act. In addition, any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The common stock offered by the reoffer prospectus as supplemented hereby may be reoffered or resold from time to time in transactions on the OTC Markets LLC’s OTCQX, or any other market or exchange on which the shares are quoted or listed, in negotiated transactions, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or negotiated prices, or by a combination of these methods.

All of the proceeds of the resale of the shares offered by the reoffer prospectus as supplemented hereby will be received by the Selling shareholders. However, if options are exercised in order to purchase shares of our common stock covered by the reoffer prospectus as supplemented hereby, we will receive proceeds from payment of the option exercise price which we expect to use for general working capital purposes. The Selling shareholders will bear all sales commissions and similar expense. All costs associated with the registration of the shares under the Securities Act are borne by us.

Our common stock is currently quoted on the OTC Markets LLC’s OTCQX under the symbol “TGEN.” On June 29, 2022, the closing bid price of our common stock was $1.26.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the reoffer prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the reoffer prospectus, this prospectus supplement, or any further prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2022.

SELLING SHAREHOLDERS

The following Selling shareholder table supplements and/or amends the Selling shareholder table contained in the reoffer prospectus to add Selling shareholders and/or add additional shares that may be reoffered and resold by certain Selling shareholders. The Selling shareholder table included in the reoffer prospectus as supplemented and/or amended below sets forth:

•the name and principal position of each person who is, or may be deemed, an affiliated Selling shareholder, and certain non-affiliated Selling shareholders

•the number and percentage of shares of common stock owned beneficially, directly or indirectly, by each Selling shareholder before the offering

•the number of shares of common stock to be offered by the Selling shareholders pursuant to the reoffer prospectus as amended or supplemented hereby, and

•the number and percentage of shares of common stock to be owned by each Selling shareholder following the sale of the shares pursuant to the reoffer prospectus as supplemented and/or amended hereby.

We may further amend or supplement the reoffer prospectus from time to time to update the disclosures set forth in the table, below. Because the Selling shareholders identified in the table as supplemented hereby may sell some or all of the shares owned by them which are included in the reoffer prospectus as supplemented hereby, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any such shares, no estimate can be given as to the number of shares available for resale pursuant to the reoffer prospectus as supplemented hereby that will be held by the Selling shareholders upon termination of the offering made pursuant to the reoffer prospectus as supplemented hereby. We have assumed, therefore, for purposes of the following table as it may be amended or supplemented, that the Selling shareholders will sell all of the shares owned by them which are being offered hereby but will not sell any other shares of our common stock they presently own. To our knowledge, none of the Selling shareholders are broker-dealers or affiliates of broker-dealers.

Because currently we do not satisfy the registrant requirements for use of Form S-3, the amount of shares of our common stock that may be reoffered or resold by means of the reoffer prospectus as supplemented and/or hereby by a Selling shareholder, and any other person with whom he or she is acting in concert for purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act. The percentages in the following table are based on 24,850,261 shares of common stock issued and outstanding as of June 30, 2022.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering (1)	Percent of Common Stock Owned Before Offering (1)	Number of Shares Being Offered Hereby	Number of Shares Owned After Offering (25)	Percent of Common Stock Owned After Offering (25)
Benjamin M. Locke CEO and Director	592,718 (2)	2.4	806,800 (13)	5,918	*
Robert Panora President	112,723 (3)	*	265,223 (14)		*
Abinand Rangesh CFO and Director	41,000 (4)	*	130,000 (15)		*
John K. Whiting, IV General Counsel and Secretary	198,136 (5)	*	362,500 (16)	636	*
John N. Hatsopoulos Lead Director	328,148 (6)	1.3	12,723 (17)	315,250	1.3
Angelina M. Galiteva Chairperson	105,000 (7)	*	125,000 (18)	50,000 (24)	*
Ahmed Ghoniem Director	67,723 (8)	*	137,723 (19)	__ (24)	__
Earl R. Lewis, III Director	470,000 (9)	1.9	125,000 (20)	415,000 (24)	1.7
Fred Holubow Director	55,000 (10)	*	125,000 (21)		__
Ralph Jenkins Director	50,000 (11)	*	100,000 (22)
Ann M. Pacheco	3,706,464 (12)	14.9	13,840 (23)	3,699,624	14.9

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, all shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person which are exercisable within 60 days from the date hereof have been exercised or converted. Except as otherwise indicated, the address of each Selling shareholder is c/o Tecogen Inc., 45 First Avenue, Waltham, Massachusetts 02451.
(2)	Includes: (a) 5,918 shares held directly; and (b) 586,800 shares underlying currently exercisable options. Does not include 220,000 shares underlying options that are not currently exercisable.
(3)	Represents 112,723 shares underlying options that are currently exercisable. Does not include 152,500 shares underlying options that are not currently exercisable.
(4)	Includes (a) 6,000 shares held directly; and (b) 35,000 shares underlying currently exercisable options. Does not include 95,000 shares underlying options that are not currently exercisable.
(5)	Includes: (a) 636 shares held directly; and (b) 197,500 shares underlying currently exercisable options. Does not include 165,000 shares underlying options that are not currently exercisable.
(6)	Includes (a) 155,351 shares of common stock held directly; (b) 84,512 shares held jointly by Mr. Hatsopoulos with Mrs. Hatsopoulos; (c) 44,012 shares held by Pat Ltd., a joint account maintained by Mr. and Mrs. Hatsopoulos; (d) 28,225 shares held by Mrs. Hatsopoulos; (e) 3,325 shares held in an individual retirement account by Mrs. Hatsopoulos; and (f) 12,723 shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include the following shares with respect to which Mr. Hatsopoulos disclaims beneficial ownership: (1) shares held in The John N. Hatsopoulos 1989 Family Trust for the benefit of Nia Maria Hatsopoulos, of which Ann Marie Pacheco is the sole trustee; (2) shares held in the Nia M. Hatsopoulos Jephson 2011 Irrevocable Trust, of which Mrs. Pacheco is the sole trustee; and (3) shares held in The John N. Hatsopoulos Family Trust 2007, of which Mr. Yiannis Monovoukas is the sole trustee.
(7)	Includes: (a) 50,000 shares held directly; and (b) 55,000 shares underlying exercisable options. Does not include: (70,000 shares underlying options granted pursuant to the 2006 Plan that are not currently exercisable; and (2) 25,000 shares underlying options granted pursuant to the 2022 Stock Compensation Plan (2022 Plan") that are not currently exercisable.
(8)	Represents 67,723 shares underlying currently exercisable options. Does not include: (a) 70,000 shares underlying options granted pursuant to the 2006 Plan that are not currently exercisable; and (b) 25,000 shares underlying options granted pursuant to the 2022 Plan that are not currently exercisable.

(9)	Includes: (a) 415,000 shares held directly; and (b) 55,000 shares underlying currently exercisable options. Does not include (1) 70,000 shares underlying options granted pursuant to the 2006 Plan that are not currently exercisable; and (2) 25,000 shares underlying options granted pursuant to the 2022 Plan that are not currently exercisable.
(10)	Represents shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include (a) 70,000 shares underlying options granted pursuant to the 2006 Plan that are not currently exercisable; and (b) 25,000 shares underlying options granted pursuant to the 2022 Plan that are not currently exercisable.
(11)	Represents shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include (a) 50,000 shares underlying options granted pursuant to the 2006 Plan that are not currently exercisable; and (b) 25,000 shares underlying option granted pursuant to the 2022 Plan that are not currently exercisable.
(12)	Includes: (a) 1,620,664 shares of common stock held for the benefit of Nia M. Hatsopoulos pursuant to The John N. Hatsopoulos 1989 Family Trust of which Mrs. Ann Marie Pacheco is the sole trustee, (b) 2,078,960 shares of common stock held by the Nia M. Hatsopoulos Jephson 2011 Irrevocable Trust, of which Ms Pacheco is the sole trustee; and (c) 6,840 shares underlying currently exercisable options. Does not include 7,000 shares underlying options that are not currently exercisable. The address of the holder is 45 First Ave., Waltham, MA 02451. Mrs. Pacheco provides administrative services for Mr. Hatsopoulos. Mr. Hatsopoulos disclaims beneficial ownership of all shares held by the trusts.
(13)	Includes: (a) 586,800 shares underlying options that are currently exercisable; and (b) 220,000 shares underlying options that are not currently exercisable.
(14)	Includes: (a) 112,723 shares underlying currently exercisable options; and (b) 152,500 shares underlying options that are not currently exercisable.
(15)	Includes: (a) 35,000 shares underlying currently exercisable options; and (b) 95,000 shares underlying options that are not currently exercisable.
(16)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 197,500 shares underlying currently exercisable options; (b) 165,000 shares underlying options that are not currently exercisable.
(17)	Represents shares underlying currently exercisable options.
(18)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 55,000 shares underlying options that are currently exercisable; and (b) 70,000 shares underlying options that are not currently exercisable.
(19)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 67,723 shares underlying options that are currently exercisable; and (b) 70,000 shares underlying options that are not currently exercisable.
(20)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 55,000 shares underlying currently exercisable options; and (b) 70,000 shares underlying options that are not currently exercisable.
(21)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 55,000 shares underlying currently exercisable options; and (b) 70,000 shares underlying options that are not currently exercisable.
(22)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 25,000 shares underlying currently exercisable options; and (b) 75,000 shares underlying options that are not currently exercisable.
(23)	Includes the following shares underlying options granted pursuant to the 2006 Plan: (a) 6,840 shares underlying options that are currently exercisable and (b) 7,000 shares underlying options that are not currently exercisable.
(24)	Does not include 25,000 shares underlying options granted pursuant to the 2022 Plan that are not currently exercisable.
(25)
"Number of Shares Owned After Offering" and "Percent of Common Stock Owned After Offering" assume the sale of all of the shares offereing by each Selling Shareholder under this reoffer prospectus but no other purchases or sales or our shares by the other Selling Shareholders. Based upon 24,850,261 shares of common stock issued and outstanding on June 30, 2022.